Exhibit 10.1
November 4, 2010

Dear Kevan:

This letter sets forth the amendments to the terms of your employment that were set forth in your offer letter from the Company, dated April 20, 2010, and signed by you on April 20, 2010 (the “Offer Letter”).  Capitalized terms not otherwise defined herein shall have the meanings specified in the Offer Letter.

The first sentence of the second paragraph of the Offer Letter shall be deleted and replaced with the following sentence:

“If you are terminated for reasons other than cause during a time period other than a “Change of Control Period,” as that term is defined below, then you will receive a severance payment equivalent to six (6) weeks of base salary and you will continue to receive your medical and dental benefits coverage for six (6) weeks following the date of your termination, subject to your timely payment of your portion of the premiums, contributions and other payments required under the terms of such plans as they are in effect from time to time.

The fourth paragraph of the Offer Letter shall be deleted and replaced with the following:

“You are eligible to receive bonus compensation each year under a plan to be determined by the Company in its sole discretion which shall be established each year on or before February 14.  For the 2010 performance year ending on December 31, 2010, your bonus payment will be an amount equal to 10% of the amount of the Company’s Free Cash Flow, for the fourth quarter of 2010, up to a maximum bonus payment of $30,000, less applicable withholdings and deductions, provided you remain an employee in good standing with Company as of the date bonus payments are made by the Company.  For purposes of this letter, “free cash flow” is defined as the Company’s net income plus depreciation and amortization, less the Company’s capital expenses, and shall exclude bonuses payable to the CFO and CEO of Clark Holdings.   Any bonus payments shall be made as soon as practical following the end of the bonus period, but in no event later than 45 days following the end of such period”

The following paragraph should be added to the Offer Letter after the second paragraph of the Offer Letter:

“If you are terminated by the Company for reasons other than “cause” during a “Change of Control Period,” or if the acquiring, merged, or consolidated entity (a “Surviving Entity”) following such “change of control” does not secure an executed employment agreement with you, then you will receive “Change of Control Severance” equivalent to nine months of your base salary and nine months of medical and dental benefits coverage consistent with your current coverage. This Offer Letter, as amended, may not be assigned without your written consent and for purposes of determining whether Change of Control Severance is due, would not be considered an executed employment agreement with any Surviving Entity. Change of Control Severance shall be paid in a lump-sum at closing of the Change of Control transaction, however any Change of Control Severance due before closing may be paid over time in accordance with the Company’s payroll practices and policies.  The Change of Control Severance will be conditional upon your first executing and not revoking a valid reciprocal waiver and release of all claims.  “Change of Control Period” shall mean the time period commencing on the date the Company enters into a binding written purchase agreement to effectuate a “change of control” (as opposed to a letter of intent) and ending on the date such “change of control” occurs.  The terms of this paragraph shall survive any “change of control” event until all amounts due you under this agreement are paid in full.”

The first sentence of the sixth paragraph of the Offer Letter shall be deleted and replaced with the following:
“Subject to the approval of the Company’s Compensation Committee, the Company will grant you one restricted stock unit (“RSU”) for each share of the Company’s common stock you purchase before December 31, 2010, up to a maximum of 100,000 shares of the Company’s common stock.”

The following sentence should be added to the eighth paragraph of the Offer Letter:
“You are eligible for four (4) weeks of paid vacation each year.”

All other provisions of the Offer Letter Agreement shall continue to apply.

Sincerely,
CLARK HOLDINGS INC.

/s/ Gregory E. Burns

[Gregory E. Burns]
[President & CEO]

I agree to the amended terms of employment set forth above

/s/ Kevan D. Bloomgren	11/4/2010
Signature	Date